Exhibit 99.6

EMPIRE RESORTS, INC.

UP TO 7,042,254 SHARES OF COMMON STOCK

ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS

TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., NEW YORK CITY TIME,

ON FEBRUARY 2, 2015, SUBJECT TO EXTENSION AND EARLIER TERMINATION.

To Our Clients:

We are sending this letter to you because we hold shares of EMPIRE RESORTS, INC. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”) and/or Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) for you. The Company has commenced a rights offering of up to an aggregate of 7,042,254 shares of Common Stock of the Company (the “Shares”) at a subscription price of $7.10 per Share (the “Subscription Price”) pursuant to the exercise of non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Common Stock and the Series B Preferred Stock as of January 2, 2015 (the “Record Holders”). The Rights are described in the Company’s prospectus, dated January 5, 2015 (as the same may be amended, the “Prospectus Supplement”), and evidenced by a subscription certificate (the “Subscription Certificate”) registered in your name or in the name of your nominee.

The Company has distributed one Right for each 5.6 shares of Common Stock outstanding, or into which the Series B Preferred Stock is convertible, on January 2, 2015. Each Right entitles the Record Holder to purchase one Share at the Subscription Price (the “Basic Subscription Right”). Record Holders who exercise their Basic Subscription Right in full may also subscribe for additional Shares up to the number of shares purchased upon exercise of the Basic Subscription Right not subscribed for by other Subscription Rights holders in the Rights Offering at the same Subscription Price (the “Oversubscription Right”). There is no minimum number of Shares any Record Holder must purchase, but Record Holders may not purchase fractional Shares, and we will round the number of shares issued down to the nearest whole number. Any excess subscription payment received by Continental Stock Transfer & Trust Company (the “Subscription Agent”) will be returned as soon as practicable. See “The Rights Offering–The Subscription Rights” in the Prospectus Supplement.

Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Oversubscription Right. If you wish to exercise your Oversubscription Right, you should indicate the number of additional Shares you would like to subscribe for in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional Shares that you have requested (in addition to the payment due for Shares purchased through your Basic Subscription Right). If an insufficient number of Shares is available to fully satisfy all Oversubscription Right requests, the available Shares will be allocated proportionately among rights holders who exercise their Oversubscription Rights based on the number of Shares each such holder subscribed for under the Basic Subscription Right. To the extent you properly exercise your Oversubscription Right for an amount of Shares that exceeds the number of unsubscribed Shares available to you, any excess subscription payment received by the Subscription Agent will be promptly returned to you, without interest or deduction. See “The Rights Offering–The Subscription Rights” in the Prospectus Supplement. We are (or our nominee is) the Record Holder of the Common Stock and/or of the Series B Preferred Stock held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the Subscription Rights relating to the Common Stock and/or the Series B Preferred Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus Supplement.

We have enclosed your copy of the following documents:

1. Letter to Subscription Rights holders from the Company;

2. Prospectus Supplement;

3. Base Prospectus; and

4. Beneficial Owner Election Form.

The Subscription Rights will expire if not exercised prior to 5:00 p.m., New York City time, on February 2, 2015, subject to extension and earlier termination (the “Expiration Date”). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for Shares made in the rights offering is irrevocable.

The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock and/or the Series B Preferred Stock carried by us in your account but not registered in your name. Exercises of Subscription Rights may be made only by us as the Record Holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus Supplement. However, we urge you to read the Prospectus Supplement and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering prior to the Expiration Date.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Shares to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

If you have any questions concerning the rights offering, you may contact Morrow & Co., LLC, the Information Agent, by telephone (shareholders may call (855) 201-1081 and banks and brokerage firms may call (203) 658-9400 or by email (empire.info@morrowco.com).